UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2016

ConAgra Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 W. Merchandise Mart Plaza, Suite 1300 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 549-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, John F. Gehring retired from his position as Executive Vice President and Chief Financial Officer of ConAgra Foods, Inc. (the “Company”) effective as of August 29, 2016 and expects to retire from the Company on or about September 30, 2016 (the “Retirement Date”). In connection with his retirement, the Company and Mr. Gehring entered into a Transition and Non-Competition Agreement, dated August 29, 2016 (the “Transition Agreement”), which, among other things, requires Mr. Gehring to comply with certain non-competition and employee non-solicitation obligations for periods of 12 and 24 months following the Retirement Date, respectively. In addition, the Transition Agreement provides that, until the Retirement Date, Mr. Gehring will (i) assume the role of advisor to, among other things, provide transition assistance to his successor and (ii) be paid his current base annual salary and, except as provided in the Transition Agreement, continue to be eligible to participate in the Company’s benefit plans that he participated in as of the date of the Transition Agreement. Subject to his compliance with the terms of the Transition Agreement, including the non-competition and employee non-solicitation obligations described above and Mr. Gehring’s entry into a release of claims, the Company has agreed to pay Mr. Gehring an additional $400,000, less applicable withholdings, in two equal installments six and twelve months following the Retirement Date, respectively.

A copy of the Transition Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Transition and Non-Competition Agreement, dated August 29, 2016, by and between ConAgra Foods, Inc. and John F. Gehring

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: September 2, 2016	By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	EVP, General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Transition and Non-Competition Agreement, dated August 29, 2016, by and between ConAgra Foods, Inc. and John F. Gehring